Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY

AND

AMONG

THE SOUTHERN COMPANY,

PSMS CORP.

AND

POWERSECURE INTERNATIONAL, INC.

DATED FEBRUARY 24, 2016

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated February 24, 2016 (this “Agreement”), by and among PowerSecure International, Inc., a Delaware corporation (the “Company”), The Southern Company, a Delaware corporation (“Parent”), and PSMS Corp., a Delaware corporation and Parent Subsidiary (“Merger Sub”).

RECITALS

A. The Board of Directors of the Company (the “Company Board”), the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub have determined that it is in the best interests of their respective companies and stockholders to consummate the transactions provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger.

B. The Parties desire to make or enter into certain representations, warranties and covenants in connection with the Merger and also to prescribe certain conditions to the Merger.

The Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.2 Closing. The closing (the “Closing”) of the Merger will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309 at 10:00 a.m. local time on the second Business Day following the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions at Closing), unless another time, date or place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, Parent, Merger Sub and the Company will cause to be filed with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects. The Merger will have the effects provided in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Conversion of Securities.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, each share of Company Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Shares to be cancelled pursuant to Section 1.5(b)) will be converted automatically into the right to receive, in accordance with the terms of this Agreement, $18.75 in cash without interest (the “Merger Consideration”), payable in the manner set forth in Section 2.1. All shares that have been converted into the right to receive the Merger Consideration will be automatically cancelled and cease to exist. Except as set forth in Section 1.5(b), as a result of the Merger, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (“Certificates”) and each holder of Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such Shares except the right to receive the Merger Consideration, to be paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.1(b) (or in the case of a lost, stolen or destroyed Certificate, Section 2.1(h)).

(b) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company or owned of record by any Company Subsidiary immediately prior to the Effective Time will automatically be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto.

(c) Shares of Merger Sub. Each issued and outstanding share of common stock, par value $.01, of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 1.6 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Company Charter will, by virtue of the Merger, be amended and restated to read in its entirety as set forth on Exhibit A, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL.

(b) At the Effective Time, the Company Bylaws will, by virtue of the Merger, be amended and restated to read in their entirety as the Merger Sub Bylaws as in effect immediately prior to the Effective Time, and as so amended and restated will be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL.

Section 1.7 Directors. The Parties will take all necessary action such that from and after the Effective Time, the directors of Merger Sub prior to the Effective Time will become the directors of the Surviving Corporation, until the earlier of their death, incapacity, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8 Officers. The Parties will take all necessary action such that from and after the Effective Time, the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Corporation, until the earlier of their death, incapacity, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

Section 2.1 Exchange of Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent will designate a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration and enter into an agreement with the Exchange Agent relating to the services to be performed by the Exchange Agent. Parent will deposit or will cause to be deposited with the Exchange Agent at or prior to the Effective Time, cash in an amount sufficient to pay the Merger Consideration pursuant to Section 1.5(a) (the “Exchange Fund”). The Exchange Fund will be invested by the Exchange Agent as directed by Parent. Any interest or other income from such investments will be paid to and become income of Parent. Except as contemplated by Section 2.1(d), the Exchange Fund will not be used for any purpose other than as specified in this Section 2.1(a). To the extent that there are losses with respect to any investments made by the Exchange Agent of the Exchange Fund, Parent shall promptly replace or restore the cash in the Exchange Fund to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to promptly pay the Merger Consideration.

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, and in any event not later than the second Business Day after the Effective Time, Parent will cause the Exchange Agent to mail to each Person who was, at the

Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.5(a): (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (B) instructions for use in effecting the surrender of such holder’s Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect thereof pursuant to such letter of transmittal. Exchange of any Book-Entry Shares will be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.

(ii) Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Shares will be entitled to receive in exchange for such properly surrendered Shares an amount in cash equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates and Book-Entry Shares and (B) the Merger Consideration.

(c) No Further Rights in Company Common Stock. All Merger Consideration paid upon surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company will occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted to reflect such change.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is one year after the Effective Time will be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II will thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 1.5(a).

(f) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation will be liable to any holder of Shares for any Merger Consideration from the Exchange Fund or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld and timely paid over to the appropriate taxing authority, such withheld amounts will be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Lost Certificates. In the event that any Certificate will have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; except that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason will be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 1.5(a).

Section 2.3 Company Stock Awards.

(a) Company Stock Options. Each option award to purchase Shares granted under the Company Equity Incentive Plans (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time will be deemed to be fully vested and will be cancelled, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.3(f), equal to the product of (i) the total number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Stock Option. Any Company Stock Option with an exercise price greater than the Merger Consideration will be cancelled at the Effective Time for no consideration.

(b) Company Restricted Shares. At the Effective Time, each award of restricted Shares granted under the Company Equity Incentive Plans (each, a “Company Restricted Share”) that is outstanding as of immediately prior to the Effective

Time (other than the Rollover Restricted Shares) will be deemed to be fully vested and will be cancelled, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.3(f), equal to the product of (i) the total number of Shares subject to such award of Company Restricted Shares as of immediately prior to the Effective Time and (ii) the Merger Consideration, together with any dividends credited thereto in accordance with the terms of the applicable award agreement.

(c) Rollover Restricted Shares. The Rollover Restricted Shares that are outstanding immediately prior to the Effective Time will, automatically and without any action on the part of the holder thereof, be cancelled in exchange for a restricted stock unit award (the “Rollover RSU Award”) covering a number of shares of Parent Common Stock, rounded up to the nearest whole share, equal to: X multiplied by Y divided by Z, where “X” is the total number of Rollover Restricted Shares immediately prior to the Effective Time, “Y” is the Merger Consideration and “Z” is the Parent Closing Price. From and after the Effective Time, the Rollover RSU Award will be subject to the terms set forth in Section 2.3(c) of the Company Disclosure Letter.

(d) Company RSUs. At the Effective Time, each award of restricted stock units payable in whole or in part in Shares, or the value of which is determined with reference to the value of Shares, and granted under the Company Equity Incentive Plans (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective Time will be deemed to be fully vested and will be cancelled, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.3(f), equal to the product of (i) the total number of Shares subject to such award of Company RSUs as of immediately prior to the Effective Time and (ii) the Merger Consideration, together with any dividends credited thereto in accordance with the terms of the applicable award agreement.

(e) Company PSUs. At the Effective Time, each award of performance share units payable in whole or in part in Shares, or the value of which is determined with reference to the value of Shares, and granted under the Company Equity Incentive Plans (each, a “Company PSU”) that is outstanding as of immediately prior to the Effective Time will be deemed vested based on target level of achievement and will be cancelled, with the holder thereof becoming entitled to receive an amount in cash, payable in accordance with Section 2.3(f), equal to the product of (i) the target number of Shares subject to such award of Company PSUs as of immediately prior to the Effective Time and (ii) the Merger Consideration, together with any dividends credited thereto in accordance with the terms of the applicable award agreement.

(f) Payment. As soon as reasonably practicable (but in no event later than five Business Days) following the Effective Time, the Surviving Corporation will pay the amounts due to the holders of Company Stock Options pursuant to Section 2.3(a), the amounts due to the holders of Company Restricted Shares pursuant to Section 2.3(b), the amounts due to the holders of Company RSUs pursuant to Section 2.3(d) and the amounts due to the holders of Company PSUs in accordance with Section 2.3(e), in each case without interest and subject to any required Tax withholding. To the extent any amounts described in this Section 2.3(f) relate to a Company Stock Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Stock Award that will not trigger a tax or penalty under Section 409A of the Code.

(g) Notice. Prior to the Effective Time, the Company will be permitted (but not obligated) to send a written notice in a form reasonably acceptable to Parent to each holder of an outstanding Company Stock Option, Company Restricted Share, Company RSU and Company PSU (the “Company Stock Awards”) that will inform such holder of the treatment of such awards as provided in this Section 2.3, and otherwise setting forth such holder’s rights pursuant to the applicable Company Equity Incentive Plan and equity award agreements.

(h) Further Assurances. The Company will, prior to the Effective Time, take (or cause to be taken) any and all actions as may be necessary (including obtaining any resolutions of the Company Board and, to the extent required, any committee thereof) to implement the foregoing provisions of this Section 2.3.

(i) No Further Rights. Following the Effective Time, no holder of a Company Stock Award, participant in any Company Equity Incentive Plan or other Company Benefit Plan or employee benefit arrangement of the Company or party to any employment agreement with the Company will have any right hereunder to acquire any capital stock or other Equity Interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(j) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to, and shall register on Form S-8 (or such other appropriate form) a number of shares of Parent Common Stock sufficient to satisfy the settlement of, the Rollover RSU Award.

Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder who is entitled to demand, and properly demands, appraisal of such Shares (each, a “Dissenting Stockholder”) pursuant to, and who complies in all respects with, the provisions of the DGCL (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration (except as provided in this Section 2.4) and will entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder of such Dissenting Shares in accordance with the DGCL, unless and until such Dissenting Stockholder effectively waives, withdraws or loses the right to appraisal under the DGCL or is otherwise no longer entitled to the relief provided by the DGCL. If any such Dissenting Stockholder effectively waives, withdraws or loses the right to appraisal under the DGCL or is otherwise no longer entitled to the relief provided by the DGCL, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder will be cancelled and cease to exist and be converted into and represent the right to receive, without any interest thereon, the Merger Consideration in accordance with Article I and Article II, less applicable withholding taxes, if any, required to be withheld. The Company will not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or make a binding offer to settle with, any Dissenting Stockholder regarding its exercise of dissenters’ rights prior to the Effective Time. The Company will give Parent notice of any such demands prior to the Effective Time, and Parent will have the right to participate in all negotiations and proceedings with respect to any exercise by any stockholder of dissenters’ rights.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Reports publicly available at least 24 hours prior to the date of this Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter will be deemed to apply to each other section thereof to which its relevance as an exception to (or disclosure for the purposes of) such other section is reasonably apparent) (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Copies of the certificate of incorporation of the Company, as amended and restated (the “Company Charter”), and the bylaws of the Company, as amended and restated (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a list of each Company Subsidiary, together with the jurisdiction of organization or incorporation, as the case may be. Each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clause (ii), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, the word “Subsidiary” when used with respect to any Person, means another Person, any amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, more than 40% of the Equity Interests of which is owned directly or indirectly by such first Person, the terms “Company Subsidiary” and “Parent Subsidiary” mean any direct or indirect Subsidiary of the Company or Parent, respectively, and, in the case of Parent, will include (A) Merger Sub prior to the Effective Time and (B) the Surviving Corporation as of and after the Effective Time.

(d) Copies of the certificate or articles of incorporation of each Company Subsidiary, as amended and restated, and the bylaws of each Company Subsidiary, as amended and restated, as in effect as of the date of this Agreement, have previously been made available to Parent.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares, of which, as of February 22, 2016 (the “Measurement Date”), 22,503,173 Shares were issued and outstanding, (ii) 3,500,000 shares of Company preferred stock, par value $0.01, of which, as of the Measurement Date, no shares were issued and outstanding, (iii) 1,000,000 shares of Company series B preferred stock, par value $0.01, of which, as of the Measurement Date, no shares were issued and outstanding, and (iv) 500,000 shares of Company series C preferred stock, par value $0.01, of which, as of the Measurement Date, no shares were issued and outstanding (collectively, the “Company Capital Stock”). As of the Measurement Date, no Shares were held in the Company’s treasury. As of the Measurement Date, 481,689 Shares were reserved for issuance under the Company’s 2008 Stock Incentive Plan and no Shares were reserved for issuance under the Company’s 1998 Stock Incentive Plan. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) The Company has provided Parent with an accurate and complete list of each Company Stock Award outstanding as of the Measurement Date pursuant to the Company Equity Incentive Plans.

(c) Except pursuant to this Agreement, the Company Equity Incentive Plans, or as set forth in this Section 3.2, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock.

(d) There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote that are issued or outstanding as of the date of this Agreement.

(e) All of the issued and outstanding Equity Interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any Liens (other than transfer restrictions under applicable federal and state securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Equity Interest in any Company Subsidiary.

Section 3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement (the “Transactions”). The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly adopted by the Company Board and, except for (i) the approval of this Agreement and the Transactions by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at such meeting, voting together as a single voting group (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. Subject to Section 6.9(c), the Company Board has (i) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s stockholders, and (ii) resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) None of the execution and delivery of this Agreement by the Company nor the consummation of the Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case, as amended, of the Company or any of the Company Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Order or any Law applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, license, lease or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Consents and Approvals. Except for (a) the filing with the SEC of a proxy statement in definitive form relating to the Company Stockholders Meeting (the “Proxy Statement”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (d) filings required by the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), and (e) the consents or approvals listed in Section 3.4 of the Company Disclosure Letter, no consents or approvals of or filings or registrations with any United States or foreign court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports.

(a) The Company and each of the Company Subsidiaries has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, forms, documents and proxy statements required to be filed or furnished, as applicable, since December 31, 2012 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company Reports”). As of their respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing or furnished dates, as applicable (in the case of all other Company Reports), or in the case of amendments thereto, as of the most recent such amendment, the Company Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company Reports, and none of the Company Reports as of such respective dates (or, if amended, the date of the filing or furnishing, as applicable, of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) No Company Reports filed pursuant to the Securities Act or filed or furnished pursuant to the Exchange Act, and the respective rules and regulations thereunder, since December 31, 2012, as of the date of such Company Report (or, if amended prior to the date of this Agreement, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All Company Reports filed under the Securities Act and the Exchange Act since December 31, 2012, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company Reports and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has since December 31, 2012 arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f) Since December 31, 2012, the Company has not received any written notification of any (i) ”significant deficiency” or (ii) ”material weakness” in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g) None of the Company Subsidiaries is, or at any time since December 31, 2012 has been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

Section 3.6 Financial Statements.

(a) The consolidated financial statements of the Company and the Company Subsidiaries (including in each case, any related notes and schedules thereto, where applicable) included in the Company Reports (collectively, the “Company Financial Statements”), fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Company Financial Statements are subject, in the case of unaudited statements, to normal year-end audit adjustments that are consistent with past practice. Each of the Company Financial Statements (including the related notes and schedules thereto, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes and schedules thereto, where applicable) and have been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.

(b) Except for those liabilities that are reflected or reserved against on the September 30, 2015 consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required under GAAP to be reflected in a consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Absence of Company Material Adverse Effect. Since September 30, 2015, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Legal Proceedings.

(a) Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (each, an “Action”), against the Company or any of the Company Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no Order or judgment imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Taxes and Tax Returns. Each of the Company and the Company Subsidiaries has duly filed all material federal, state, foreign and local Tax Returns required to be filed by any of them (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities other than (a) Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against or (b) Tax Returns or Taxes as to which the failure to file, pay or make provision for have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Any material liability with respect to deficiencies asserted as a result of any audit, examination or similar proceeding of the Company or any Company Subsidiary Tax Return by the IRS or any other taxing authority is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of the Company Subsidiaries for which the Company does not have adequate reserves. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any material Taxes or material Tax Returns. Neither the Company nor any of the Company Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code. Each of the Company and the Company Subsidiaries has in all material respects properly and timely withheld or collected and timely paid over to the appropriate taxing authority (or each is properly holding for such timely payment) all Taxes required to be withheld, collected and paid over by applicable Law. There are no Liens for Taxes upon any material asset of the Company or any Company Subsidiary other than Permitted Liens (within the meaning of clause (c) of such term). Neither the Company nor any of the Company Subsidiaries is a party to or bound by any material advance pricing agreement, closing agreement or other similar material agreement or ruling relating to Taxes. Neither the Company nor any of the Company Subsidiaries has engaged in a “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2), or any transaction requiring disclosure under a similar provision of applicable Law. No material written claim has ever been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that any of them is or may be subject to tax by that jurisdiction. Each of the Company and the Company Subsidiaries is in compliance in all material respects with all terms and conditions of any applicable material Tax exemption, Tax holiday, or other Tax reduction agreement, and no such applicable material Tax exemption, Tax holiday, or other Tax reduction agreement will be adversely affected by the Transactions.

Section 3.10 Employee Benefit Plans; Labor.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of the material (i) nonqualified deferred compensation or retirement plans for employees located in the United States, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), and (v) compensatory fringe benefit or stock option plans, including written individual contracts, employee agreements, plans, programs, or arrangements, whether funded or unfunded, that, as of the date hereof, are maintained and sponsored in whole or in part, or contributed to by any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of any of the Company, the Company Subsidiaries and the

Company Commonly Controlled Entities, or under (or in connection with) which the Company or any Company Subsidiary may have any liability (collectively clauses (i) through (v) are referred to as “Company Benefit Plans”).

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and the Company Subsidiaries, taken as a whole, (i) each Pension Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code has either received a favorable determination letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code, (ii) each Company Benefit Plan, including any amendments thereto, that is eligible for approval by, and/or registration for and/or qualification for special Tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval, or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment or change in Law that has not previously received such Approval, and (iii) the Company Benefit Plans comply in form and in operation in all respects with the requirements of the Code, ERISA, PPACA and all other applicable Laws, and to the knowledge of the Company, none of the Company, the Company Subsidiaries and its Company Commonly Controlled Entities have received any notice from any Governmental Entity questioning or challenging such compliance that has not been resolved.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code).

(d) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any other Person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Company Commonly Controlled Entity”) has during the last six years sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code. All material contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Company Benefit Plan, and all material contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such Company Benefit Plan or accrued, in each case in accordance with the past custom and practice of the Company, and with applicable Law.

(e) To the knowledge of the Company, except with respect to any actions not prohibited by Section 5.2(c), neither the Company nor any Company Subsidiary has communicated a commitment that would be material to the Company and its Subsidiaries taken as a whole (whether orally or in writing, whether as part of the collective bargaining process or not) generally to Employees, any Employee representation body or specifically to any Employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Company Benefit Plans beyond those reflected in such plans, or (ii) the adoption or creation of any new benefit plan.

(f) (i) None of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities contributes to or has any liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) during the five-year period ending as of the Closing Date, (ii) none of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and (iii) none of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities has entered into any transaction which has or would reasonably be expected to subject the Company, any Company Subsidiary or any Company Commonly Controlled Entity to any such withdrawal or partial withdrawal liability.

(g) None of the Welfare Plans obligates the Company or any Company Subsidiary to provide any Company Employee, current employee or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law.

(h) No material Company Benefit Plan (excluding for this purpose any individual employment agreement or arrangement) has a provision, and, to the knowledge of the Company, no commitment (whether oral or in writing) has been made, that materially restricts the Company or Company Subsidiaries from amending or terminating such Company Benefit Plan with respect to the accrual of future benefits; except that the legal obligation to bargain over mandatory subjects of bargaining under any Law will not be considered such a restriction.

(i) Except as provided in this agreement, consummation of the Transactions will not (i) entitle any Company Employee, current employee, or former employee (or spouse, dependent or other family member of such employee) of the Company or Company Subsidiaries to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Company Employee, current employee, or former employee (or any spouse, dependent, or other family member of such employee). Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any Person with any amount of additional compensation or gross-up if such Person is provided with amounts subject to excise or additional taxes, interest or penalties incurred pursuant to Sections 4999 or 409A of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have correctly classified Persons engaged as consultants or independent contractors for employment purposes.

(k) Neither the Company nor any Company Subsidiary has during the last six years (i) been a party to a collective bargaining agreement in respect of the employees of the Company or a Company Subsidiary on the date of this Agreement, (ii) had a membership in any employers’ organization which is entitled to conclude a collective bargaining agreement on behalf of its member companies, or (iii) had a collective bargaining agreement which, although the Company or Company Subsidiary is not a party to it, applies due to standard reference in employment agreements or by state decree as a generally applicable collective bargaining agreement. No collective bargaining agreement or shop agreement is, as of the date of this Agreement, being negotiated in any material respect by the Company or any of the Company Subsidiaries.

(l) Section 3.10(l) of the Company Disclosure Letter sets forth a true and complete list of each material (i) severance or employment agreement with directors, officers, Employees or consultants of the Company or any Company Subsidiary, (ii) severance program of the Company or any Company Subsidiary with or relating to its Employees or (iii) plan, program or other agreement of the Company or any Company Subsidiary with or relating to its directors, officers, employees or consultants which contains change in control provisions.

Section 3.11 Compliance with Applicable Law.

(a) The Company and each of the Company Subsidiaries hold all licenses, franchises, permits, variances, Orders, approvals, certificates, notices, authorizations, registrations and rights of or with all Governmental Entities (“Permits”) necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law relating to the Company or any of the Company Subsidiaries, except where the failure to hold such Permit or such noncompliance or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no Action is pending or, to the knowledge of the Company, threatened to suspend, modify, cancel, revoke, remove or withdraw any material Permit where such suspension, modification, cancellation, revocation, removal or withdrawal would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Neither the Company nor any Company Subsidiary is in conflict with, default under or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company

Subsidiary is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be excepted to have a Company Material Adverse Effect.

(c) Notwithstanding any of the foregoing, this Section 3.11 will not apply to matters relating to Intellectual Property, which is the subject of Section 3.14.

Section 3.12 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries (i) are, and at all times during the last five years have been, in compliance with all applicable Environmental Laws and (ii) have obtained and maintained compliance with, or have made timely applications for, all Environmental Authorizations required for the operation of its and their respective businesses as currently conducted; and such Environmental Authorizations are in full force and effect and there is no Action pending or, to the knowledge of the Company, threatened which might directly and adversely affect the validity of any effective or proposed Environmental Authorization.

(b) none of the Company’s or the Company Subsidiaries’ assets are subject to any Lien imposed by or arising under any Environmental Law, and there is no Action pending or, to the knowledge of the Company, threatened for imposition of any such Lien.

(c) during the last three years, neither the Company nor any Company Subsidiary has received any written communication from any Environmental Authority that such Environmental Authority is undertaking an investigation or alleging that the Company or any Company Subsidiary is in violation of any Environmental Law or Environmental Authorization or subject to Environmental Liabilities, and, to the knowledge of the Company, there is no reasonable basis for any such investigation, allegation or Environmental Liabilities.

(d) except as identified in Section 3.12(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has been named, identified or alleged in any written notice or claim received by the Company or any Company Subsidiary to be a responsible party or a potentially responsible party under CERCLA or any state Law based on, or analogous to, CERCLA nor does the Company or any Company Subsidiary have Environmental Liability, and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any Environmental Liability for the disposal or Release of Hazardous Substances at any site that is not owned or leased by the Company or any Company Subsidiary.

(e) there is no Action arising under Environmental Laws pending against the Company or any Company Subsidiary nor, to the knowledge of the Company, is any such Action threatened that would reasonably be expected to give rise to Environmental Liability.

(f) to the knowledge of the Company, neither the Company nor any Company Subsidiary has (except as permitted pursuant to an Environmental Authorization) Released any Hazardous Substances that require any reporting, investigation, cleanup or Response or give rise to Environmental Liability under Environmental Law.

(g) except for transfer or reissuance of Environmental Authorizations necessary to operate the Company’s and the Company Subsidiaries’ respective businesses, the Transactions do not require the pre-Closing consent or pre-approval of any Environmental Authority regarding Environmental Laws or Environmental Authorizations.

(h) except in compliance with applicable Environmental Laws, neither the Company nor any Company Subsidiary is currently operating any landfill, surface impoundment or disposal area at any properties or assets currently owned, leased operated or used by the Company or any Company Subsidiary.

(i) except as set forth in Section 3.12(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is subject to, or a party to, any consent decree, consent order, consent agreement or other Order, with any Environmental Authority, or any agreement with any Person under which the Company or any Company Subsidiary is subject to, assumed, or accepted an obligation to conduct any investigation, cleanup or Response, or pay costs thereof, under Environmental Law.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.12 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Law and Environmental Liability.

Section 3.13 Material Contracts.

(a) Except for this Agreement and except for Company Material Contracts filed as exhibits to the Company Reports prior to the date of this Agreement or, as listed in Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (i) any “material contract” required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC or (ii) any Contract that is:

(A) a “non-compete,” or similar agreement that restricts or purports to restrict the geographic area in which the Company or any of the Company Subsidiaries may conduct any material line of business, or that requires the referral of material business opportunities by the Company or any of the Company Subsidiaries;

(B) a joint venture, partnership or limited liability company agreement or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such agreement or arrangement solely between or among the Company and/or the Company Subsidiaries;

(C) an agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $1,000,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;

(D) an acquisition agreement that contains “earn-out” or other contingent payment obligations that could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $1,000,000;

(E) an agreement relating to indebtedness for borrowed money or any financial guaranty, in each case pertaining to indebtedness in excess of $1,000,000 individually;

(F) a material lease or sublease with respect to leased real property; or

(G) an agreement entered into since September 30, 2015 relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or properties in excess of $5,000,000 not made in the ordinary course of business consistent with past practice.

(all contracts of the type described in this Section 3.13(a), excluding any Company Benefit Plan, being referred to herein as a “Company Material Contract”).

(b) Neither the Company nor any of the Company Subsidiaries is in breach of or default under the terms of any Company Material Contract in any material respect. To the knowledge of the Company, no other party to any Company Material Contract is in any material respect in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the knowledge of the Company, is in full force and effect; except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, correct and complete copies of each Company Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

(c) None of the execution and delivery of this Agreement by the Company nor the consummation of the Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement, will violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract.

Section 3.14 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(b) Section 3.14 of the Company Disclosure Letter sets forth all federally registered Company Intellectual Property that is owned by the Company or any Company Subsidiary or for which an application for federal registration has been submitted by the Company or any Company Subsidiary.

(c) As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims in writing by any Person alleging infringement or misappropriation by the Company or any Company Subsidiary arising from their use of the Company Intellectual Property, and to the knowledge of the Company, the conduct of the businesses of the Company and Company Subsidiaries does not infringe or misappropriate any Intellectual Property rights of any Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, neither the Company nor any Company Subsidiary has made any claim in writing during the past 12 months of any misappropriation or infringement by any third party of its rights to or in connection with the use of any Company Intellectual Property; and (ii) to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(e) The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets including requiring Employees and other parties having access thereto to execute written nondisclosure agreements. To the knowledge of the Company, none of the material Trade Secrets of the Company and the Company Subsidiaries have been disclosed or authorized to be disclosed by the Company or the Company Subsidiaries to any third party other than pursuant to a nondisclosure agreement, except where such disclosure or authorization has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in material breach, violation or default, except where such breach, violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Since December 31, 2014, to the knowledge of the Company, the Intellectual Property owned by the Company or any Company Subsidiary has not been used or enforced or has failed to be used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Title to Properties; Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have good and valid fee simple title to its owned properties and tangible assets or good and valid leasehold interests in all of its leasehold properties and tangible assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practices. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such properties and assets, other than properties and assets in which the Company or any Company Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens.

Section 3.16 Real Property. Section 3.16 of the Company Disclosure Letter sets forth a list of all real property currently owned or leased by the Company or any Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and fee simple title to all real property owned by the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as tenant or subtenant) by the Company or any of the Company Subsidiaries as of the date of this Agreement (including improvements thereon, the “Company Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Company Leased Real Property and Company Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property.

Section 3.17 Insurance. The Company and the Company Subsidiaries maintain reasonable insurance in such amounts and against such risks as the Company believes to be customary for the industries in which it and the Company Subsidiaries operate. Neither the Company nor any of the Company Subsidiaries has received notice of any pending or threatened cancellation with respect to any such material insurance policy, and each of the Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 3.18 Opinions. Prior to the execution of this Agreement, the Company Board has received an opinion of J.P. Morgan Securities LLC to the effect that as of the date thereof and based upon and subject to the qualifications, assumptions and matters set forth therein, the Merger Consideration is fair to holders of Shares from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. The Company has been authorized by J.P. Morgan Securities LLC to permit the inclusion of such opinion in the Proxy Statement, so long as each such opinion is reproduced in the Proxy Statement in its entirety and so long as any description of, or reference to, J.P. Morgan Securities LLC and the summary of its opinion and the related analysis in the Proxy Statement is approved by J.P. Morgan Securities LLC in advance of the filing of the Proxy Statement (such approval not to be unreasonably withheld).

Section 3.19 Company Information. The information relating to the Company, the Company Subsidiaries and its or their respective officers and directors that is or will be provided by the Company or its Representatives for inclusion in the Proxy Statement, and in any other document filed with any other Governmental Entity in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.20 Application of Takeover Laws. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable Takeover Law which is or would reasonably be expected to become applicable to Parent or Merger Sub as a result of the Transactions, including the conversion of Company Common Stock pursuant to Section 1.5.

Section 3.21 Affiliate Transactions. There are not any transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22 Stockholder Approval. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Transactions (including the Merger).

Section 3.23 Broker’s Fees. None of the Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, other than J.P. Morgan Securities LLC. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with J.P. Morgan Securities LLC, which letters describe all fees payable to J.P. Morgan Securities LLC, in connection with the Transactions and all Contracts under which any such fees or any expenses are payable and all indemnification and other Contracts with J.P. Morgan Securities LLC, entered into in connection with the Transactions.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. The Company acknowledges that in entering into this Agreement, it relied solely upon its independent investigation and analysis and the representations and warranties of Parent and Merger Sub set forth in Article IV and that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof. Absent fraud, Parent, Merger Sub, and their respective Affiliates, stockholders and members, and the Parent’s Representatives will have no liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to the Company, the Company Subsidiaries or their respective Representatives, except as and only to the extent expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Reports publicly available at least 24 hours prior to the date of this Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter will be deemed to apply to each other section thereof to which its relevance as an exception to (or disclosure for the purposes of) such other section is reasonably apparent) (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board and the Board of Directors of Merger Sub, and, except for the adoption of this Agreement by Parent or a Parent Subsidiary, as the sole stockholder of Merger Sub, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation of the Transactions, nor compliance by Parent or Merger Sub, as applicable, with any of the terms or provisions of this Agreement, will

(i) violate any provision of the Parent Charter, the Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Order or Law applicable to Parent, Merger Sub, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Merger Sub or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any Parent Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Consents and Approvals. Except for (i) the filing with the SEC of the Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the HSR Act or with any foreign antitrust or competition Governmental Entity, and (iv) filings required by the applicable requirements of the Securities Act or Exchange Act, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub, as applicable, of the Transactions except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Legal Proceedings.

(a) Neither Parent nor any of the Parent Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Actions, against Parent or any Parent Subsidiary except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) There is no Order imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Financing. Parent will have, at the Effective Time, sufficient cash and committed credit facilities to (a) pay the Merger Consideration and (b) make all other necessary payments by it in connection with the Transactions.

Section 4.7 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. To the knowledge of Parent, as of the date of this Agreement, none of Parent, Merger Sub or any Parent Subsidiary owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company.

Section 4.8 Broker’s Fees. None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger.

Section 4.9 Vote Required. No vote of the holders of any class or series of Parent capital stock or indebtedness is necessary to approve the Transactions.

Section 4.10 No Other Representations and Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Parent nor any other Person makes any representation or warranty with respect to Parent or the Parent Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Parent and Merger Sub acknowledge that in entering into this Agreement, each relied solely upon its independent investigation and analysis and the representations and warranties of the Company and the Company Subsidiaries set forth in Article III and that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries or (b) the future business and operations of the Company and the Company Subsidiaries. Absent fraud, the Company, the Company Subsidiaries, and their respective Affiliates, stockholders, members, and Representatives will have no liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to Parent, the Parent Subsidiaries or their respective Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Letter).

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Conduct of Businesses by the Company Prior to the Effective Time. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, a provision of the Company Disclosure Letter, as required by a Governmental Entity or applicable Law or as Parent may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed)), the Company will, and will cause each of the Company Subsidiaries to, (a) use commercially reasonable efforts to conduct, in all material respects, its business in the ordinary course, (b) use commercially reasonable efforts to preserve intact its business organization and its significant business relationships and to preserve satisfactory relationships with its employees, (c) maintain insurance upon all of the material assets of the Company in such amounts and of such kinds comparable to that in effect on the date of the Agreement and (d) maintain all material Permits, including Environmental Authorizations.

Section 5.2 Company Forbearances. Without limiting the generality of Section 5.1, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, a provision of the Company Disclosure Letter or as required by applicable Law), the Company will not, and will not permit any of the Company Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a) (i) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (but not including accrual of interest on or maturity of obligations incurred before the date of this Agreement) except as set forth in Section 5.2(a)(i) of the Company Disclosure Letter, or (ii) make any loan or advance;

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend other than such dividends that have been declared as of the date hereof (including any corresponding dividend equivalents with respect to any Company Stock Award), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Company Subsidiaries to the Company or to any of its wholly owned Subsidiaries, (B) the acceptance of Shares as payment of the exercise price of stock options or for withholding Taxes incurred in connection with the exercise or settlement of Company Stock Awards, and (C) repurchases or cancellations of unvested Shares in connection with the termination of the employment relationship with any Employee pursuant to a Company Stock Award agreement in effect on the date of this Agreement);

(iii) grant any Company Stock Awards or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv) issue any additional shares of Company Capital Stock, other than upon the exercise or settlement in accordance with its terms of any Company Stock Award that is outstanding on the date of this Agreement;

(c) except in the ordinary course of business consistent with the Company’s current policies and procedures and historical practices, or as required by Law, an agreement (including any Company Benefit Plan) in effect on the date of this Agreement or the Company Equity Incentive Plans or as otherwise set forth in Section 5.2(c) of the Company Disclosure Letter:

(i) increase any wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any Company or Company Subsidiary director or executive officer or Employee;

(ii) enter into or amend any employment or severance agreements with any director or executive officer;

(iii) establish any bonus or incentive plan;

(iv) pay any pension or retirement allowance not allowed by any existing Company Benefit Plan or agreement or by applicable Law;

(v) pay any bonus to any Company or Company Subsidiary director or executive officer;

(vi) become a party to, amend in any material respect or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee;

(vii) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Stock Awards (except as provided in Section 2.3);

(d) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of its properties or assets that for an amount in excess of $1,000,000 in the aggregate, to any Person other than a Company Subsidiary;

(e) (i) waive, release or assign its rights with respect to any Action in which the Company or any Company Subsidiary is seeking monetary damages in excess of $1,000,000; (ii) compromise, settle or agree to settle any Action in which damages are being sought against the Company or any Company Subsidiary, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that (A) involve only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate and (B) do not involve any imposition of equitable relief on, or any admission of wrongdoing or, in the context of any actual or potential violation of any criminal Law, any nolo contendere or similar plea by, the Company or any Company Subsidiaries; or (iii) compromise, settle or agree to settle any Action arising out of the matters described in Section 5.2(e) of the Company Disclosure Letter;

(f) make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person, except pursuant to Contracts in force on the date of this Agreement and set forth on Section 5.2(f) of the Company Disclosure Letter;

(g) make capital expenditures that are not contemplated by the capital expenditure budget set forth in Section 5.2(g) of the Company Disclosure Letter;

(h) purchase or otherwise acquire any real property;

(i) except as may be permitted under Section 5.2(i) of the Company Disclosure Letter, enter into or renew any Contract with a term greater than two years and annual payments by the Company or any Company Subsidiary greater than $1,000,000;

(j) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, or materially change any of its technology or operating policies that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business or as required by applicable Law;

(k) amend the Company Charter or the Company Bylaws or take any action to exempt any Person (other than Parent or the Parent Subsidiaries) from DGCL Section 203 or any similarly restrictive provisions of its organizational documents;

(l) except as required by GAAP or any Governmental Entity (including the SEC and the PCAOB) or in the ordinary course of business, make any material change in its methods or principles of accounting;

(m) except as required by applicable Law, make, change or rescind any material Tax election, change any material Tax accounting period, adopt or change any material Tax accounting method, amend any material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, obtain any material Tax ruling, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries;

(n) except as otherwise may be permitted under Section 5.2(c), amend in any material respect or waive any of its material rights under any Company Material Contract, except in the ordinary course of business consistent with past practice or that would not materially and adversely affect the business of the Company and the Company Subsidiaries;

(o) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;

(p) allow any material foreign or U.S. registrations to lapse in connection with any Company Intellectual Property;

(q) except as required by Law, enter into or amend in any material respect any collective bargaining agreement;

(r) enter into any transactions or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(s) conduct the businesses of the Company or any Company Subsidiary in a manner that would cause the Company or any Company Subsidiary to become an “investment company” subject to registration under the Investment Company Act;

(t) terminate or permit any Permit of the Company to lapse, other than in accordance with the terms and regular expiration of any such Permit, or fail to apply on a timely basis for any renewal of any renewable Permit of the Company, except to the extent such termination, lapse or failure to apply for renewal would not reasonably be expected to have a Company Material Adverse Effect; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Reasonable Best Efforts; Regulatory Matters.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties will use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all necessary actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals and expiration or termination of waiting periods, including the Regulatory Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; except that in no event will any Party hereto be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any Contract.

(b) Subject to the terms and conditions in this Agreement, provided and without limiting the foregoing, the Company, Parent and Merger Sub will (i) promptly, (x) but in no event less than ten Business Days after the date hereof, file any and all required notifications under the HSR Act and (y) promptly make all the required filings (or, if required by applicable Governmental Entities, drafts thereof) under any other Regulatory Law with respect to the Transactions, and use all reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances or approvals, and expiration or termination of waiting periods are required to be obtained from, any third parties or other Governmental Entities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the Transactions (“Regulatory Consents”) and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by any such Governmental Entity. Notwithstanding anything to the contrary contained in this Section 6.1(b), or any other section of this Agreement, nothing in this Agreement will require Parent or any of its Affiliates, in connection with the matters covered by this Section 6.1, to (A) under any circumstances (i) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) sell, hold separate (including by trust or otherwise), divest or otherwise dispose all or any portion of their respective businesses, product lines or assets, (iii) limit the operation or conduct of their respective businesses in any way, including by virtue of any term, condition, obligation, commitment or sanction imposed on Parent or any of its Subsidiaries, (iv) waive any of the conditions to this Agreement set forth in Article VII or (v) agree to do any of the foregoing or (B) take any actions or make any commitments pursuant to this Section 6.1(b) if required by any Governmental Entity as a condition to obtaining any Regulatory Consent as promptly as practicable, but in no event later than the Outside Date that would or would reasonably be expected to result in the sale, holding separate or divestiture of one or more of the businesses, product lines or assets of the Company or the Company Subsidiaries representing, individually or in the aggregate, more than $1,700,000 of net income.

(c) The Company, Parent and Merger Sub will cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 6.1, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions.

Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions (aside from Item 4(c) and 4(d) documents and other comparable materials), and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; except that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.1, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Regulatory Law, each of the Company, Parent and Merger Sub will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.1 will limit a Party’s right to terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) so long as such Party has, prior to such termination, complied with its obligations under this Section 6.1.

Section 6.2 Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable, but in no event later than 15 days, following the date of this Agreement the Company will prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 6.9, the Proxy Statement will include the Company Board Recommendation. Parent will cooperate with the Company in the preparation and filing of the Proxy Statement and will furnish all information concerning it that is reasonably necessary in connection with the preparation of the Proxy Statement and is reasonably requested by the Company. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company will provide Parent with an opportunity to review and comment on such document or response

(including by participating in any discussions or meetings with the SEC) and will give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Transactions.

(b) If, at any time prior to obtaining the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information will as promptly as practicable notify the other Party and an appropriate amendment or supplement describing such information will be filed with the SEC as promptly as practicable after the other Party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Law, including the regulations and requirements of NYSE.

(c) The Company will call a meeting of its stockholders to be held as soon as reasonably practicable (but in any event no later than 40 days after such clearance with the SEC or, if the SEC does not review the Proxy Statement, 40 days after the earliest date on which the Company could mail the Proxy Statement pursuant to the Exchange Act) after the Proxy Statement is cleared by the SEC staff for mailing to consider and vote on approval of this Agreement and any other matters required to be voted upon by the Company’s stockholders in connection with the Transactions (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). Subject to and until the Company Board effects a Change of Recommendation pursuant to Section 6.9(c), the Company Board will use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval. Subject to Section 6.9(c), the Company Board will recommend that its stockholders vote in favor of approval of this Agreement (the “Company Board Recommendation”). Subject to the Company’s right to terminate this Agreement under Section 8.1(d)(ii), the Company and Parent agree that the Company’s obligations pursuant to the first two sentences of this Section 6.2(c) will not be affected by the commencement, public proposal or communication to the Company of any Alternative Proposal, or by the withdrawal or modification by the Company Board of the Company Board Recommendation.

Section 6.3 Access to Information.

(a) Upon reasonable notice, the Company will, and will cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, lenders, financial advisors and other Representatives of Parent reasonable access during normal business hours during the period prior to the Effective Time to all the Company’s and the Company Subsidiaries’ owned or leased properties, books, Contracts, commitments, personnel (including contractors and distributors), records, Tax Returns and all other information concerning its business, operations, status of compliance with Environmental Law, properties and personnel as Parent may reasonably request; except that Parent and its Representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and the Company Subsidiaries; and except further that such access will not include any intrusive, invasive or other sampling or testing (including any Phase II environmental assessments) of any environmental media or any physical assets of the Company; and except further that the Company and the Company Subsidiaries will not be required to provide any access or disclose any information if such access or disclosure would contravene any applicable Law or where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement entered into between the Company and Parent’s Subsidiary as of June 1, 2015 (the “Confidentiality Agreement”).

(c) No investigation by either of the Parties or their respective Representatives will affect the representations and warranties of the other set forth in this Agreement.

Section 6.4 Employee Matters.

(a) Salary and Wages. Parent will or will cause its Affiliates to continue the employment effective immediately after the Closing Date of all current employees of the Company or any Company Subsidiary as of the Closing Date (the “Company Employees”), including each such employee on medical, disability, family or other leave of absence as of the Closing Date. For a period of one year following the Effective Time, Parent will, or will cause its Affiliates to, provide each Company Employee with (i) base compensation and, subject to Section 6.4(e), a cash bonus opportunity that, in the case of each such item of compensation, is no less favorable than the base compensation and cash bonus opportunity provided to each such Company Employee on the Closing Date, and (ii) all other compensation and benefits (excluding equity compensation and severance benefits) that are no less favorable, in the aggregate, than the other compensation and benefits (excluding equity compensation and severance benefits) provided to each such Company Employee on the Closing Date. Nothing in this Section 6.4(a) will obligate Parent, Surviving Corporation or the Company to continue the employment of any such Company Employee for any specific period.

(b) Employee Service Credit. Parent (i) will give, and will cause its Affiliates to, give, each Company Employee credit for service with the Company and any Company Subsidiary or predecessor employer prior to the Closing Date under any comparable Company Benefit Plan, to the same extent recognized by the Company or any Company Subsidiary under any comparable employee benefit plans maintained by Parent or its Affiliates (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) for all purposes (including eligibility to participate, vesting in eligible benefits and levels of benefits) other than for benefit accrual purposes under a defined benefit pension plan; except that Company Employees will not be entitled to the benefit of any grandfathered benefit or benefit formula that would not be provided to any employee first hired by Parent on or after the Effective Time, (ii) will give, and cause its Affiliates to give, each Company Employee service credit for service with the Company and any Company Subsidiary or predecessor employer prior to the Closing Date under a comparable personnel policy of the Company that covers such Company Employee after the Closing Date with respect to vacation and sick leave, for purposes of entitlement to benefits thereunder, (iii) subject to Section 6.4(d), will allow, and cause its Affiliates to allow, such Company Employees to participate in each Company Benefit Plan and any substitute employee benefit plan maintained by Parent or its Affiliates providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations to the extent otherwise satisfied as of the Closing and (iv) will credit, and cause its Affiliates to credit, the Company Employee with any expenses that were covered by the Company Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under the Company Benefit Plan in which they participate and any similar replacement plans.

(c) Vacation Pay and Personal Holidays. Parent will continue, and cause its Affiliates to continue, to credit to each Company Employee all vacation and personal holiday pay that the Company Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years) subject to Parent’s vacation day carryover policy.

(d) Certain Commitments. From and after the Effective Time, Parent will, and will cause its Affiliates to, treat the Transactions as constituting a “change in control,” “change of control” or similar terms under the Company Benefit Plans and any such other Company compensation and severance arrangements or agreements. Parent will, or will cause its Affiliates to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans and this Agreement.

(e) Bonus Plans. Parent will, and will cause its Affiliates to, operate the Company’s incentive plans and all other bonus arrangements (collectively, “Bonus

Plans”), as applicable, for 2016 in accordance with the terms established in the ordinary course of business; except that, to the extent applicable, performance goals under such Bonus Plans established in the ordinary course of business will be reasonably adjusted by Parent in good faith to reflect the consummation of the Transactions; provided that degree of difficulty of achieving the goals shall not be increased.

(f) No Third Party Beneficiaries. Nothing in this Agreement will create any right or obligation which is enforceable by any Company Employee or any other Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 6.4. Any amendments to the Company’s, the Company Subsidiaries’, Parent’s and the Surviving Corporation’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, Parent or the Surviving Corporation which are independent of the consummation of this Agreement or any continuing obligations hereunder.

Section 6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) From the Effective Time and ending on the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless (including by advancing expenses) each current and former director, officer and employee of the Company and any of the Company Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or the Company Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law. Each of (x) the Company Charter, the Company Bylaws and the respective organizational documents of each of the Company Subsidiaries as currently in effect and (y) any indemnification agreements with an Indemnified Party listed on Section 6.5(a) of the Company Disclosure Letter, which will in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law, will not, for a period of six years from the Effective Time, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties except, in the case of clauses (x) and (y), as required by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to cause the certificate of incorporation and by-laws of the Surviving Corporation to include provisions for limitation of liabilities, indemnification, advancement of expenses and exculpation of the

Indemnified Parties no less favorable to the Indemnified Parties than as set forth in the Company Charter and Company Bylaws in effect on the date of this Agreement, which provisions will, for a period of six years from the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties except as required by applicable Law.

(b) Prior to the Effective Time, the Company will and, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) for the persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance. Such “tail” insurance policies will have terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transactions); except that the maximum aggregate premium for such insurance policies for any such year will not be in excess of the Maximum Premium. Parent will cause the Surviving Corporation to maintain such “tail” insurance policies in full force and effect for their full term. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect, at no expense to the Indemnified Parties, for a period of at least six years from and after the Effective Time, the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; except that neither Parent nor the Surviving Corporation will be required to pay an aggregate premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (the “Maximum Premium”); and if the premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent and the Surviving Corporation will assume all of the obligations thereof set forth in this Section 6.5.

Section 6.6 Additional Agreements. Subject to the terms and conditions of this Agreement, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the then-current officers and directors of each of the Company and the Company Subsidiaries will use its respective reasonable best efforts to take all such actions as may be reasonably requested by Parent.

Section 6.7 Advice of Changes. Each of Parent and the Company will promptly advise the other of any change or event, of which it has knowledge, (a) having or reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (b) that would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement if it would result in the failure of closing conditions in Section 7.3(a) or Section 7.3(b) or Section 7.2(a) or Section 7.2(b), respectively, by the Outside Date, except that (i) no such notification will affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement and (ii) a failure to comply with this Section 6.7 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Parent Material Adverse Effect, Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied. The Company will promptly advise Parent of all developments in, and the receipt of all communications from any Governmental Entities with respect to, the matters described in Section 5.2(e) of the Company Disclosure Letter. The Company will provide Parent with copies of all submissions to any Governmental Entity with respect to such matters, and provide Parent with the opportunity to participate in the preparation for all meetings with any Governmental Entity with respect to such matters.

Section 6.8 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company will take all such steps as may reasonably be necessary or advisable to cause the Transactions, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 No Solicitation or Change of Recommendation.

(a) No Solicitation.

(i) Except as set forth in Section 6.9(a)(ii) and Section 6.9(a)(iii), the Company agrees that none of the Company, any of the Company Subsidiaries, nor any of their respective officers, managers or directors (collectively, the “Company Non-Solicit Parties”) will, and that they will instruct and cause their respective Affiliates and Representatives not to, directly or indirectly:

(A) initiate, solicit or knowingly facilitate or encourage any inquiries, discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, any Alternative Proposal;

(B) approve, endorse, recommend or enter into any Contract or agreement in principle, whether written or oral, with any Person (other than Parent and Merger Sub) concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar Contract concerning an Alternative Proposal (other than negotiating and entering into a confidentiality and standstill agreement as described in Section 6.9(a)(iii)) (an “Alternative Acquisition Agreement”);

(C) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by the Company or a Company Subsidiary in respect of or in contemplation of an Alternative Proposal (other than to the extent the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions under this Section 6.9(a)(i)(C) would be inconsistent with the directors’ fiduciary duties or obligations under applicable Law);

(D) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal with any third party (excluding, for avoidance of doubt, the Company’s Representatives);

(E) furnish any non-public information relating to the Company, or afford access to the books or records or Representatives of the Company, to any third party that, to the knowledge of the Company, after consultation with its Representatives, is seeking to or may make, or has made, an Alternative Proposal;

(F) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Alternative Proposal; or

(G) resolve or publicly propose or announce to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 6.9(a)(i) will prohibit the Company Non-Solicit Parties from contacting any Person who has made a Bona Fide Alternative Proposal solely to request clarification of the terms and conditions thereof to the extent necessary to permit the Company Board to determine whether such Bona Fide Alternative Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(ii) Notwithstanding anything to the contrary in this Agreement and subject to the conditions in Section 6.9(a)(iii) and solely in response to a Bona Fide Alternative Proposal made on or after the date of this Agreement and prior to the Company Stockholder Approval, the Company Non-Solicit Parties may, with respect to the Person that has made such Bona Fide Alternative Proposal:

(A) in response to a request therefor by such Person, provide information or afford access to the books and records or Representatives of the Company; and

(B) engage or participate in any discussions or negotiations with such Person (and its Representatives) with respect to such Bona Fide Alternative Proposal.

(iii) The Company may not take the actions described in Section 6.9(a)(ii) unless, prior to taking any such action:

(A) the Company has (1) received from such Person an executed confidentiality and standstill agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement (and compliant with the last sentence of Section 6.9(g)) and (2) disclosed to Parent (and, if applicable, contemporaneously provided copies of) any non-public information to be provided to such Person and any books or records to which such Person will be afforded access, in each case, to the extent not previously provided to Parent;

(B) the Company has delivered to Parent written notice prior to taking any such action (1) stating that the Company Board intends to take such action, (2) stating that the Company Board has made the determination set forth in Section 6.9(a)(iii)(C) and (3) including an unredacted copy of such Bona Fide Alternative Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any) and an executed copy of the confidentiality and standstill agreement described in Section 6.9(a)(iii)(A); and

(C) the Company Board has determined in good faith, after consultation with its outside financial and legal advisors, that (1) such Bona Fide Alternative Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties or obligations under applicable Law.

(iv) Without limiting Section 6.9(a)(iii), if the Company provides any non-public information to any Person in reliance on Section 6.9(a)(ii) that has not previously been provided to Parent, then the Company will provide such information promptly to Parent.

(b) No Change of Recommendation. Except as set forth in Section 6.9(c), no Company Non-Solicit Party will:

(i) withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

(ii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to any securities of the Company has been commenced, that the Company Board recommends rejection of such tender or exchange offer;

(iii) fail to include the Company Board Recommendation in the Proxy Statement distributed to the Company’s stockholders in connection with the Transactions;

(iv) approve, adopt or recommend any Alternative Proposal; or

(v) resolve or publicly propose to do any of the foregoing (any such prohibited action described in Section 6.9(b)(i) through this Section 6.9(b)(v) being referred to as a “Change of Recommendation”);

except that the making of any determination of the Company Board (or any committee thereof) to provide, or the provision of, a Superior Proposal Notice or an Intervening Event Notice in compliance with the terms of this Agreement will not, in and of itself, be deemed a Change of Recommendation.

(c) Certain Permitted Changes of Recommendation. Subject to Section 6.9(d), at any time prior to receiving the Company Stockholder Approval, the Company Board may effect, or cause the Company to effect, as the case may be, a Change of Recommendation if: (i) the Company Board determines (A) that after complying with Section 6.9(d)(i), a Bona Fide Alternative Proposal constitutes a Superior Proposal or (B) after complying with Section 6.9(d)(ii), an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that, in light of such Superior Proposal or Intervening Event, as the case may be, (A) the Transactions are not in the best interests of the Company’s stockholders and (B) the failure to effect such Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties or obligations under applicable Law.

(d) Procedure Prior to Change of Recommendation.

(i) The Company Board will be entitled to effect, or cause the Company to effect, prior to receiving the Company Stockholder Approval, a Change of Recommendation in connection with a Superior Proposal (to the extent permitted under Section 6.9(c)), only if (A) the Company has delivered to Parent a written notice (a “Superior Proposal Notice”) (1) stating that the Company Board intends to take such actions pursuant to Section 6.9(c), (2) stating that the Company Board has made the determinations set forth in Section 6.9(c)(i)(A) and Section 6.9(c)(ii) and (3) including an unredacted copy of such Superior Proposal and an unredacted form of any proposed Alternative Acquisition Agreement related to such Superior Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any) and (B) the Negotiation Period has expired. During the four Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (such period, as may be extended pursuant to this Section 6.9(d)(i), the “Negotiation Period”), the Company will engage, and will cause its Representatives to be available for the purpose of engaging, in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement so that the Alternative Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Each time the financial or other material terms or conditions of such Bona Fide Alternative Proposal (or terms or conditions related thereto, such as the proposed equity and debt financing) are amended or modified, the Company will be required to deliver to Parent a new Superior Proposal Notice (including, as attachments thereto, amended forms of the written Alternative Acquisition Agreements relating to such Bona Fide Alternative Proposal) and the Negotiation Period will be extended by an additional two Business Days from the date of Parent’s receipt of such new Superior Proposal Notice.

(ii) The Company Board will be entitled to effect, or cause the Company to effect, a Change of Recommendation in connection with an Intervening Event (to the extent permitted under Section 6.9(c)), only if (A) the Company has delivered to Parent a written notice (an “Intervening Event Notice”) (1) stating that the Company Board intends to take such actions pursuant to Section 6.9(c), (2) stating that the Company Board has made the determinations set forth in Sections 6.9(c)(i)(B) and 6.9(c)(ii) and (3) including a summary, in all material respects, of the Intervening Event and (B) the Intervening Event Negotiation Period has expired. During the four Business Day period commencing on the date of Parent’s receipt of such Intervening Event Notice (such period, as may be extended pursuant to this Section 6.9(d)(ii), the

“Intervening Event Negotiation Period”), the Company will engage, and will cause its Representatives to be available for the purpose of engaging, in good faith negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement so that the Company Board would no longer be permitted to take such actions pursuant to Section 6.9(c). Each time there is a material change to the facts or circumstances relating to the Intervening Event, the Company will be required to deliver to Parent a new Intervening Event Notice (including, as attachments thereto, a summary of the changes to the facts and circumstances relating to the Intervening Event) and the Intervening Event Negotiation Period will be extended by an additional two Business Days from the date of Parent’s receipt of such new Intervening Event Notice.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.9 will be deemed to prohibit the Company or the Company Board (or any committee thereof) from (i) complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, including any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act, and in no event will any such “stop, look and listen” communication contemplated by Rule 14d-9(f) under the Exchange Act be deemed to be a Change of Recommendation or to violate this Section 6.9 or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside legal counsel) failure to do so would be inconsistent with the directors’ fiduciary duties or obligations under applicable Law, except that any such position or disclosure contemplated by this clause (ii) will be deemed a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Board Recommendation.

(f) Existing Discussions. The Company will, and will cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Alternative Proposal (or that could reasonably be expected to lead to or result in an Alternative Proposal) which are on-going as of the date of this Agreement and request that any such Person promptly return and destroy (and confirm destruction of) all confidential information concerning the Company. The Company will take the necessary steps to promptly inform, on the date of this Agreement, the individuals or entities referred to in the preceding sentence of this Section 6.9(f).

(g) Notice. Without limiting anything in this Section 6.9, the Company will promptly (and, in any event, within 24 hours) notify Parent orally and in writing if (i) any inquiries, proposals or offers with respect to an Alternative Proposal or requests for non-public information relating to any of the Company (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Alternative Proposal) are received by, or any discussions or negotiations with respect to an Alternative Proposal are sought to be initiated or continued with, the Company or any of its respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of such discussions, proposals, offers or requests, and including in the written version of such notice, an unredacted copy of any written (including via electronic transmission) inquiries, proposals, offers or requests, in each case, including any amendments or modifications thereto or (ii) any events or circumstances occur that have caused, or would reasonably be expected to cause, an Intervening Event, including any material changes in any such events or circumstances. The Company will promptly (and, in any event, within 24 hours after any amendment or modification of, or development with respect to, any such inquiry, proposal, offer, request or Alternative Proposal, or at the reasonable request of Parent) notify Parent orally and in writing of the status of any such inquiries, proposals, offers or requests, including any developments, notifications, amendments or modifications thereto and furnish to Parent unredacted copies of any written inquiries, correspondence and draft documentation in connection with such discussions, proposals, offers or requests. The Company will not, and will cause its respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit the Company from providing the information required to be provided to Parent pursuant to this Section 6.9(g).

Section 6.10 Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

Section 6.11 Subsidiary Compliance. Parent will cause Merger Sub to comply with and perform all of Merger Sub’s obligations under or relating to this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not engage in any business which is not in connection with the Merger.

Section 6.12 Transaction Litigation. The Company will give Parent prompt notice of any Action commenced or, to the knowledge of the Company, threatened, against the Company or its directors, officers, managers, partners or Affiliates relating to this Agreement or the Merger (collectively, “Transaction Litigation”). The Company will consult with Parent regarding the defense or settlement of any Transaction Litigation and will not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Parties’ performance of their obligations under this Section 6.12, the Parties will enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; except that the Company will not be required to provide information if doing so, in the opinion of the Company’s legal counsel, would cause the loss of any attorney-client privilege or other applicable legal privilege; except that, if any information is withheld pursuant to the foregoing exception, the Company will inform Parent as to the general nature of what is being withheld and the Parties will use reasonable best efforts to enable the Company to provide such information without causing the loss of any attorney-client or other applicable legal privilege.

Section 6.13 Publicity. The initial press release with respect to the execution of this Agreement will be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, none of the Company, Parent or Merger Sub will, and neither the Company nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, the Transactions without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement by the Company, or the Company, in the case of a proposed announcement by Parent or Merger Sub; except that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such Party may reasonably conclude may be required by applicable Law or by the rules and regulations of the NYSE. The restrictions set forth in this Section 6.13 will not apply to any release or public statement (a) made or proposed to be made by the Company in connection with an Alternative Proposal or a Superior Proposal or any action taken pursuant thereto or (b) in connection with any dispute between the Parties regarding this Agreement or the Transactions; except that the foregoing will not limit the ability of any Party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 6.14 Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, the Company, including the Company Board, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Parties will otherwise act to irrevocably eliminate the effects of such Takeover Law on the Merger.

Section 6.15 Credit Agreement Waiver and Other Agreements. Prior to the date of this Agreement, the Company will have (a) obtained a waiver from the lenders under the Credit Agreement providing that the entry into this Agreement will not constitute an event of default for purposes of the Credit Agreement and (b) entered into the agreements set forth in Section 6.15 of the Company Disclosure Letter.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval has been obtained.

(b) Regulatory Consent. The Regulatory Consent under the HSR Act has been obtained.

(c) No Orders or Restraints; Illegality. No Order preventing the consummation of the Transactions will be in effect. No statute, rule, regulation or Order will have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, on behalf of itself and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Company Material Adverse Effect at the Closing Date (ignoring solely for purposes of this exception any reference to Company Material Adverse Effect or other materiality qualifiers contained in such representations and warranties). The representations and warranties of the Company in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.3(a) will be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct in all material respects as of such date). Parent will have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent will have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Company Material Adverse Effect. There will not have occurred at any time after the date of this Agreement any Company Material Adverse Effect.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Parent Material Adverse Effect at the Closing Date (ignoring solely for purposes of this exception any reference to Parent Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and the Company will have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company will have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied, if such Party’s failure to perform any material obligation required to be performed by it has been the primary cause of, or primarily results in, such failure.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board, respectively.

(b) by either of the Company or Parent:

(i) by written notice to the other Party at any time after the Outside Date, if the Closing has not been consummated on or before the Outside Date; except that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available (x) to a Party if the failure to consummate the Closing is due to the failure of such Party to perform any of its obligations under this Agreement or (y) to a Party if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.12;

(ii) if any Order having the effect set forth in Section 7.1(c) is in effect and has become final and nonappealable; or

(iii) if the Company Stockholder Approval is not obtained at the duly held Company Stockholders Meeting, including any adjournments thereof;

(c) by Parent:

(i) if the Company has breached any of its representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured by the Company by the earlier of (x) the Outside Date and (y) 30 days following receipt of written notice from Parent of such breach or failure; or

(ii) prior to receipt of the Company Stockholder Approval, if the Company Board has made a Change of Recommendation (whether or not in compliance with Section 6.9(c)); or

(d) by the Company:

(i) if either Parent or Merger Sub has breached any of its respective representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or either Parent or Merger Sub has failed to perform its respective covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent by the earlier of (1) the Outside Date and (2) 30 days following receipt of written notice from the Company of such breach or failure; or

(ii) prior to receipt of the Company Stockholder Approval, if the Company Board has made a Change of Recommendation and has complied in all material respects with Section 6.9; provided that (A) prior to, and as a condition of, any termination of this Agreement by the Company pursuant to this Section 8.1(d)(ii), the Company will have paid the Company Termination Fee to Parent pursuant to Section 8.2(b) and (B) any termination notice under Section 8.2(a) with respect to termination under this Section 8.1(d)(ii) may be given simultaneously with the Change of Recommendation.

Section 8.2 Effect of Termination.

(a) Generally. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions of this Section 8.2 and the provisions in Article IX, all of which will survive termination of this Agreement). Except as provided in Section 8.2(b), upon termination pursuant to this

Article VIII, there will be no liability on the part of Parent, Merger Sub, the Company or their respective directors, managers, officers and Affiliates; except that, upon the termination of this Agreement, nothing will be deemed to (i) release any Party from any liability to any other Party for any breach by such Party of this Agreement prior to such termination or (ii) impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

(b) Company Termination Fee.

(i) In the event that this Agreement is terminated (A) by Parent pursuant to Section 8.1(c)(ii), (B) by the Company or Parent pursuant to Section 8.1(b)(i) and the Company Stockholders Meeting was not held or completed prior to termination at a time when this Agreement was terminable by Parent pursuant to (1) Section 8.1(c)(i) (if the failure to hold or complete the Company Stockholders Meeting was due to the Company’s failure to perform any covenant or agreement set forth in this Agreement (but not if due to any breach or failure to be true of any of the representations or warranties of the Company set forth in this Agreement)) or (2) Section 8.1(c)(ii) or (C) by the Company or Parent pursuant to Section 8.1(b)(iii) at a time when this Agreement was terminable by Parent pursuant to (1) Section 8.1(c)(i) (if the failure to obtain the Company Stockholder Approval was due to the Company’s failure to perform any covenant or agreement set forth in this Agreement (but not if due to any breach or failure to be true of any of the representations or warranties of the Company set forth in this Agreement)) or (2) Section 8.1(c)(ii), then the Company will pay to Parent a termination fee of $12,000,000 (the “Company Termination Fee”) promptly (but in no event later than two Business Days) after such termination, by wire transfer of immediately available funds.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then the Company will pay Parent the Company Termination Fee prior to, and as a condition of, such termination.

(iii) In the event that this Agreement is terminated (A) (1) by Parent pursuant to Section 8.1(c)(i), if due to the Company’s failure to perform any covenant or agreement set forth in this Agreement (but not if due to any breach or failure to be true of any of the representations or warranties of the Company set forth in this Agreement), and prior to such termination an Alternative Proposal has been made to the Company or has otherwise been publicly announced, or a Person will have publicly announced an intention to make an Alternative Proposal, (2) by Parent or the Company pursuant to Section 8.1(b)(i) at a time when (x) this Agreement was terminable by Parent pursuant to Section 8.1(c)(i), if due to the Company’s failure to perform any covenant or agreement set forth in this Agreement (but not if due to any breach or failure to be true of any of the representations or warranties of the Company set forth in this Agreement) or (y) the Company Stockholder Approval was not obtained due to the Company Stockholders Meeting not being held or completed, and in each case prior to such termination an Alternative Proposal has been made to the Company or has otherwise been publicly announced, or a Person will have publicly announced an intention to make an Alternative Proposal, or (3) by Parent or the Company pursuant to Section 8.1(b)(iii), and prior to the date of the Company Stockholders Meeting an Alternative Proposal has been made to the Company or has otherwise been publicly announced, or a Person will have publicly announced an intention to make an Alternative Proposal, and (B) within nine months after any such termination (1) the Company or any of its Affiliates has entered into an Alternative Acquisition Agreement or (2) any Alternative Proposal has been consummated, then the Company will pay the Company Termination Fee to Parent upon the earlier of (x) the consummation of such Alternative Proposal and (y) entry into such Alternative Acquisition Agreement, by wire transfer of immediately available funds; except that the Company Termination Fee payable pursuant to this Section 8.2(b)(iii) will be reduced by the Expense Reimbursement, if any, actually paid to Parent pursuant to Section 8.2(c). For purposes of this Section 8.2(b)(iii) (including for purposes of the definition of Alternative Acquisition Agreement, references to “10% or more” in the definition of Alternative Proposal will be deemed to be references to “more than 50%.”

(c) Expense Reimbursement. In the event that this Agreement is terminated, by Parent or the Company pursuant to Section 8.1(b)(iii) (but not to the extent Section 8.2(b)(i)(C) is applicable), then the Company will pay to Parent its and its Affiliates’ reasonable out-of-pocket costs, fees and expenses incurred in connection with their investigation, consideration, documentation, diligence and negotiation of this Agreement and the Transactions, including all fees and expenses of Parent’s and its Affiliates’ Representatives (the “Expense Reimbursement”), by wire transfer of immediately available funds; except that the Expense Reimbursement will not exceed $1,000,000 and the Company will not be obligated to reimburse Parent for any internal cost allocations or charges among its Affiliates. Provided that the Company has not breached its obligations under this Agreement in any material respect, the Expense Reimbursement will be the sole and exclusive remedy of Parent or Merger Sub against the Company for a termination of the Agreement in accordance with Section 8.1(b)(iii), other than the payment of the Company Termination Fee to the extent it is or otherwise becomes payable pursuant to Section 8.2(b). In the event the Expense Reimbursement is paid and a Company Termination Fee is thereafter payable pursuant to Section 8.2(b), the Company Termination Fee otherwise payable will be reduced by the amount of the Expense Reimbursement.

(d) Collection Fees and Expenses. Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, no Party would enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due under this Section 8.2, and, in order to obtain such payment, Parent commences an Action that results in an Order against the Company, the Company will pay to Parent the costs and expenses (including attorney’s fees and expenses) in connection with such Action and will pay interest on the amount payable pursuant to such Order, compounded quarterly, at the prime lending rate prevailing during such period as published in The Wall Street

Journal, calculated on a daily basis from the date such amounts were required to be paid (but for such Action) until the date of actual payment. In no event will the Company be obligated to pay more than one Company Termination Fee pursuant to this Section 8.2.

(e) Sole and Exclusive Remedy. Provided that the Company has not willfully breached in any material respect its obligations under (i) Section 6.9 or (ii) (A) Section 6.2(a) or 6.2(c) and (B) such breach results in a failure to hold or complete the Company Stockholders Meeting or a failure to file or mail the Proxy Statement, in the event that the Company Termination Fee is paid by the Company to Parent in accordance with this Section 8.2, such payment will be the sole and exclusive remedy at law of Parent and Merger Sub against the Company for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement by the Company; except that the foregoing will not impair the rights of Parent to obtain injunctive relief pursuant to Section 9.12 prior to any termination of this Agreement. Solely for purposes of this Section 8.2(e), a “willful” breach will be deemed to have occurred if the Company took or failed to take action with knowledge that such action or inaction constituted a breach of such obligation.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties and covenants set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for Section 6.5, Article I and Article II and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given when delivered personally, sent via electronic mail, mailed by registered or certified mail or delivered by an express courier to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a) if to the Company, to:

PowerSecure International, Inc.
1609 Heritage Commerce Court
Wake Forest, North Carolina 27587
Attention:	Sidney Hinton
Email:	SHinton@powersecure.com

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Gregory E. Ostling
Email:	GEOstling@wlrk.com

(b) if to Parent or Merger Sub, to:

The Southern Company
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
Attention:	James Y. Kerr II
Executive Vice President, General Counsel and Chief
Compliance Officer
Email:	jykerr@southernco.com

with a copy to (which will not constitute notice):

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Attention:	Lizanne Thomas
Sterling A. Spainhour, Jr.
William J. Zawrotny
Email:	lthomas@jonesday.com
sspainhour@jonesday.com
wjzawrotny@jonesday.com

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Disclosure Letters, such reference will be to an Article or Section of or Exhibit or Disclosure Letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. The Company Disclosure Letter and Parent Disclosure Letter as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The representations and warranties of Parent and the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Letter and Parent

Disclosure Letter. In no event will the listing of any matter in the Company Disclosure Letter and Parent Disclosure Letter be deemed or interpreted to expand the scope of the respective Party’s representations, warranties and/or covenants set forth in this Agreement. All attachments to the Company Disclosure Letter and Parent Disclosure Letter are incorporated by reference into the Company Disclosure Letter and Parent Disclosure Letter, respectively, in which they are directly or indirectly referenced. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 9.5 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, (b) is not intended to confer on any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder, except for (i) the rights of the Company’s stockholders and holders of the Company Stock Awards to receive the Merger Consideration and related consideration, respectively, at the Effective Time and (ii) as provided in Section 6.5 (which is intended for the benefit of the Indemnified Parties, each of whom will be a third party beneficiary of Section 6.5).

Section 9.6 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Company and Parent (on behalf of itself and Merger Sub), by action taken or authorized by the Company Board and by the Parent Board, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, except that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Shares, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.7 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent (on behalf of itself and Merger Sub), by action taken or authorized by the Company Board and the Parent Board, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement, except that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Shares under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.8 Governing Law. This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction).

Section 9.9 Jurisdiction.

(a) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (such courts, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, and any appellate court hearing actions or proceedings therefrom, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Chosen Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Chosen Courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(b).

Section 9.10 Fees and Expenses. Except as expressly provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring or required to incur such fees or expenses.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to do so will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

Section 9.12 Specific Performance. The Parties hereto agree that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligation of the Parties hereto to consummate the Merger and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the Merger Consideration payable to them pursuant to the Merger, in each case in accordance with the terms and subject to the conditions of this Agreement) in the Chosen Courts without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the Transactions and, without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.13 Waivers. Any failure of any of the Parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction will be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 9.15 Definitions. For the purposes of this Agreement:

“Action” has the meaning set forth in Section 3.8(a).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.9(a)(i)(B).

“Alternative Proposal” means any proposal or offer made by a Person (other than Parent or Merger Sub) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 10% or more of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, or (ii) 10% or more of any class of Company Capital Stock, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, 10% or more of any class of Company Capital Stock, (c) any merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange or other transaction involving the Company pursuant to which any Person or its holders of Equity Interests would beneficially own, directly or indirectly, 10% or more of any class of outstanding Company Capital Stock or the surviving entity resulting, directly or indirectly, from any such transaction or (d) concerning any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of the Company Subsidiaries, in each case, other than the Transactions.

“Approval” has the meaning set forth in Section 3.10(b).

“Bona Fide Alternative Proposal” means an unsolicited written bona fide Alternative Proposal that was not received or obtained in violation of Section 6.9.

“Bonus Plans” has the meaning set forth in Section 6.4(e).

“Book-Entry Shares” has the meaning set forth in Section 1.5(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 1.5(a).

“Change of Recommendation” has the meaning set forth in Section 6.9(b)(v).

“Chosen Courts” has the meaning set forth in Section 9.9(a).

“Claim” has the meaning set forth in Section 6.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 6.2(c).

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Capital Stock” has the meaning set forth in Section 3.2(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Commonly Controlled Entity” has the meaning set forth in Section 3.10(d).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Company Employees” has the meaning set forth in Section 6.4(a).

“Company Equity Incentive Plans” means the Company’s 1998 Stock Incentive Plan and the Company’s 2008 Stock Incentive Plan, each as amended and restated.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Leased Real Property” has the meaning set forth in Section 3.16.

“Company Material Adverse Effect” means any fact, occurrence, change, effect or circumstance, individually or in the aggregate with all other facts, occurrences, changes, effects and circumstances that: (a) has had, or would reasonably be expected to result in, a material adverse effect on the business, assets, liabilities, properties or results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions; except that with respect to clause (a), in no event will any of the following, either alone or in combination, constitute a “Company Material Adverse Effect” or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) conditions or effects that generally affect the industries in which the Company and the Company Subsidiaries operate; (ii) general economic, political, or regulatory effects or conditions affecting the geographies in which the Company and the Company Subsidiaries operate; (iii) effects resulting from changes affecting equity or debt market conditions in the United States; (iv) any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (v) any change in the market price for commodities; (vi) any hurricane, earthquake, flood or other natural disasters or acts of God; (vii) any change resulting from weather conditions or customer use patterns; (viii) effects arising from changes in Laws or accounting principles (including GAAP) after the date hereof; (ix) effects relating to or arising from the announcement of the execution of this Agreement or the Transactions;

(x) any Transaction Litigation; (xi) actions taken pursuant to this Agreement or at the request of Parent; or (xii) changes in the market price or trading volume of Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts, occurrences, changes, effects or circumstances giving rise or contributing to any such change or failure will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); except that the matters referred to in clauses (i) through (ix) above will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such matters adversely affect the Company and the Company Subsidiaries in a materially disproportionate manner relative to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Non-Solicit Parties” has the meaning set forth in Section 6.9(a)(i).

“Company Owned Real Property” has the meaning set forth in Section 3.16.

“Company PSU” has the meaning set forth in Section 2.3(e).

“Company Reports” has the meaning set forth in Section 3.5(a).

“Company Restricted Share” has the meaning set forth in Section 2.3(b).

“Company RSU” has the meaning set forth in Section 2.3(d).

“Company Stock Awards” has the meaning set forth in Section 2.3(g).

“Company Stock Option” has the meaning set forth in Section 2.3(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.2(c).

“Company Subsidiary” has the meaning set forth in Section 3.1(c).

“Company Termination Fee” has the meaning set forth in Section 8.2(b)(i).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 21, 2011, by and among the Company, as borrower, the lender parties thereto, and Citibank, N.A., as administrative agent, as amended from time to time.

“D&O Insurance” has the meaning set forth in Section 6.5(b).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.4.

“Dissenting Stockholder” has the meaning set forth in Section 2.4.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee” means any employee or former employee of the Company or any Company Subsidiary.

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface structures or strata or ambient air.

“Environmental Authority” means any department, agency, or other body or component of any Governmental Entity that lawfully exercises jurisdiction under any Environmental Law.

“Environmental Authorization” means any Permit required under any Environmental Law.

“Environmental Law” means any Law relating to pollution (including greenhouse gases) or the protection of human health from environmental hazards or protection of the Environment, natural resources or occupational and worker health and safety.

“Environmental Liability” means any liability, duty, requirement, or obligation of any kind or nature (whether arising from statutory or common law, sounding in tort or otherwise, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising under any Environmental Law or Environmental Authorization.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.4.

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.1(a).

“Expense Reimbursement” has the meaning set forth in Section 8.2(c).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Substance” means any chemicals, pollutants, contaminants, toxins, wastes or substances defined or otherwise classified as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous constituents,” “toxic substances,” “contaminants,” or “pollutants” or otherwise regulated under any applicable Environmental Law, including asbestos or asbestos containing material, petroleum and its by-products, polychlorinated biphenyl and urea formaldehyde, or otherwise regulated under any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.4.

“Indemnified Parties” has the meaning set forth in Section 6.5(a).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, (c) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind (collectively, if and to the extent proprietary, held as confidential and protectable as a “trade secret” under applicable Law, “Trade Secrets”), (h) all databases and data collections, (i) all other proprietary rights (including moral rights) and (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intervening Event” means any material event, development or change in circumstances that first occurs, arises or becomes known to the Company or the

Company Board after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of this Agreement; except that in no event will (a) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (b) any action taken by the Parties pursuant to or in compliance with this Agreement, including any action taken in connection with seeking any Regulatory Approval, (c) entry into any Contract or (d) changes in the market price or trading volume of the Company Common Stock or the Company or any Company Subsidiary meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period (except that the underlying causes of such change or result will not be excluded by this clause (d), except to the extent such underlying causes are otherwise excluded pursuant to clause (a), (b) or (c)) constitute an “Intervening Event” or be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to result.

“Intervening Event Negotiation Period” has the meaning set forth in Section 6.9(d)(ii).

“Intervening Event Notice” has the meaning set forth in Section 6.9(d)(ii).

“IRS” means Internal Revenue Service.

“Knowledge,” when used with respect to a Party, means the actual knowledge of the persons holding the following titles, or if there is none, people holding equivalent positions, at the applicable entity: Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and General Counsel.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgment, ruling, binding policy or guidelines or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Maximum Premium” has the meaning set forth in Section 6.5(b).

“Measurement Date” has the meaning set forth in Section 3.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Bylaws” means the bylaws of Merger Sub.

“Merger Sub Charter” means the certificate of incorporation of Merger Sub.

“Negotiation Period” has the meaning set forth in Section 6.9(d)(i).

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, or other finding or agency requirement of a Governmental Entity, or arbitration award.

“Outside Date” means November 30, 2016, or if extended to a later date pursuant to and in accordance with Section 8.1(b)(i), any such later date.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws” means the bylaws of Parent, as amended and restated.

“Parent Charter” means the certificate of incorporation of Parent, as amended and restated.

“Parent Closing Price” means the volume weighted average price per share (rounded down to the nearest one-hundredth of one cent) of Parent Common Stock on the NYSE, for the consecutive period of five trading days beginning on the eighth trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

“Parent Common Stock” means shares of common stock of Parent, par value $5 per share.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means any change, event, development, conditions, occurrence or effect that (a) has a material adverse effect on the ability of either Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement or (b) would prevent or materially delay the consummation by Parent of the Transactions.

“Parent Reports” means, collectively, all registration statements, reports, forms, documents and proxy statements of Parent required to be filed with or furnished to the SEC since December 31, 2012, in each case including all exhibits and schedules thereto and all documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing.

“Parent Subsidiary” has the meaning set forth in Section 3.1(c).

“Parties” means collectively the Company, Parent and Merger Sub.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plans” has the meaning set forth in Section 3.10(a).

“Permits” has the meaning set forth in Section 3.11(a).

“Permitted Lien” means (a) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, included in the Company Reports or Parent Reports, as applicable, (b) with respect to the owned real property and leased real property of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, (i) defects, exceptions, restrictions, rights of way, easements, covenants, encroachments and other imperfections of title and (ii) zoning, entitlement, land use, environmental regulations, and building restrictions, none of which impairs the uses of such property as currently used by the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, such that such impairment, individually or in the aggregate, constitutes a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materially impair the use or operation of such property for their current use, (c) Liens for current Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s or Parent’s financial statements, as applicable, (d) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens that arise or are incurred in the ordinary course of business, and (e) other customary Liens levied, assessed or imposed against, or in any manner affecting, the property of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, that, individually or in the aggregate, do not materially impair the use or operation of such property for their current use or have had a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

“Person” means any individual (in any capacity) or legal entity, including a Governmental Entity.

“PPACA” means the Patient Protection and Affordable Care Act, as amended, and the guidance promulgated there under.

“Proxy Statement” has the meaning set forth in Section 3.4.

“Regulatory Approval” means any authorization, consent or approval of, or filing with or in compliance with the DGCL, the Exchange Act, the Securities Act, or a Regulatory Law.

“Regulatory Consents” has the meaning set forth in Section 6.1(b).

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal,

state, international, supranational or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) protect the national security or the national economy of any nation.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable Party.

“Representatives” means any officer, director, employee, investment banks, attorney or other advisor or representative of a Person.

“Response” has the meaning set forth in CERCLA.

“Rollover Restricted Shares” means the Company Restricted Shares described on Section 2.3(c) of the Company Disclosure Letter.

“Rollover RSU Award” has the meaning set forth in Section 2.3(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.4.

“Share” has the meaning set forth in Section 1.5(a).

“SOX” has the meaning set forth in Section 3.5(a).

“Subsidiary” has the meaning set forth in Section 3.1(c).

“Superior Proposal” means a Bona Fide Alternative Proposal that the Company Board has determined in good faith, after consultation with its outside financial and legal advisors (taking into account the various legal, financial, regulatory and other aspects of such Bona Fide Alternative Proposal, including the financing terms thereof, the nature of the consideration offered and the expected timing and risk and likelihood of consummation (including as a consequence of the impact of any Regulatory Law on such Bona Fide Alternative Proposal)), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the Transactions proposed by Parent, whether pursuant to Section 6.9(d) or otherwise); except that for purposes of the definition of “Superior Proposal,” the references to “10% or more” in the definition of Alternative Proposal will be deemed to be references to “more than 90%.”

“Superior Proposal Notice” has the meaning set forth in Section 6.9(d)(i).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means any federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, payroll, employment, unemployment, workers’ compensation, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes of any kind, charges, levies or like assessments, together with all penalties, and additions and interest thereto, whether disputed or not.

“Tax Return” includes all returns, reports, claims for refund and forms (including elections, attachments, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, and including any amendment thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Litigation” has the meaning set forth in Section 6.12.

“Transactions” has the meaning set forth in Section 3.3(a).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Welfare Plans” has the meaning set forth in Section 3.10(a).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE SOUTHERN COMPANY

By:	/s/ Thomas A. Fanning
	Name:	Thomas A. Fanning
	Title:	Chairman, President and Chief Executive Officer

PSMS CORP.

By:	/s/ Thomas A. Fanning
	Name:	Thomas A. Fanning
	Title:	President and Chief Executive Officer

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton
	Name:	Sidney Hinton
	Title:	CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Surviving Corporation Charter

[attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

POWERSECURE INTERNATIONAL, INC.

I.

The name of the corporation is PowerSecure International, Inc. (the “Corporation”).

II.

The initial registered office of the Corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The initial registered agent of the Corporation at such address shall be Corporation Service Company.

III.

The purpose or purposes for which the Corporation is organized shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The Corporation shall be authorized to issue 100 shares of $0.01 par value capital stock, all of which shall be designated “Common Stock.” The shares of Common Stock shall have unlimited voting rights and shall be entitled to receive all of the net assets of the Corporation upon dissolution or liquidation.

V.

The Corporation shall have perpetual duration.

VI.

The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the Bylaws of the Corporation.

VII.

A. The corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

B. The corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery, or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper.

C. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in sections A. and B. of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

D. Any indemnification under sections A. and B. of this Article, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in sections A. and B. of this Article. Such determination shall be made (1) by a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding, or (2) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years, or (3) by the stockholders, or (4) by the Court of Chancery or the court in which such action, suit, or proceeding was brought. Any determination made by the disinterested directors under section D.(1) or by independent legal counsel under section D.(2) of this Article shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under section B. of this Article, and within ten days after receipt of such notification, such person shall have the right to petition the Court of Chancery or the court in which such action or suit was brought to review the reasonableness of such determination.

E. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit.

F. Expenses, including attorneys’ fees, incurred in any action, suit, or proceeding referred to in sections A. and B. of this Article, may be paid by the corporation in advance of the final disposition of such action, suit, or proceedings upon receipt of a written undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article. If a majority vote of a quorum of disinterested directors so directs by resolution, said written undertaking need not be submitted to the corporation. Such a determination that a written undertaking need not be submitted to the corporation shall in no way affect the entitlement of indemnification as authorized by this Article.

G. The indemnification and advancement of expenses provided in this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the bylaws or any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

H. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liability under this Article.

I. For purposes of this Article, references to “the corporation” shall include, in addition to the resulting corporation, the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

J. For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article.

K. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.